Exhibit 21.1

PRINCIPAL SUBSIDIARIES OF DOLBY LABORATORIES, INC.

Name	Jurisdiction of Incorporation/Organization
Dolby Laboratories, Inc.	California
Dolby Laboratories Licensing Corporation	New York